FIRST CAPITAL, INC. REPORTS QUARTERLY EARNINGS

Corydon, Indiana—October 21, 2011.  First Capital, Inc. (NASDAQ:  FCAP - news), the holding company for First Harrison Bank (the “Bank”), today reported net income of $1.1 million or $0.39 per diluted share for the quarter ended September 30, 2011, compared to $910,000 or $0.33 per diluted share for the same period in 2010.

The increase in earnings is primarily due to increases in net interest income after provision for loan losses and noninterest income.

Net interest income after provision for loan losses increased $237,000 for the quarter ended September 30, 2011 as compared to the quarter ended September 30, 2010. Interest income decreased $382,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 5.45% for the quarter ended September 30, 2010 to 5.12% for the same period in 2011, and the average balance of interest-earning assets decreased from $412.6 million for the quarter ended September 30, 2010 to $409.6 million for the same period in 2011.  Interest expense decreased $429,000 as the average cost of interest-bearing liabilities decreased from 1.47% to 1.05% when comparing the same two periods.  The average balance of interest-bearing liabilities decreased from $360.0 million for the quarter ended September 30, 2010 to $341.3 million for the same period in 2011, primarily due to decreases in the average balance of time accounts and of Federal Home Loan Bank advances.  As a result, the interest-rate spread increased from 3.98% for the quarter ended September 30, 2010 to 4.07% for the same period in 2011.  The provision for loan losses decreased from $590,000 for the quarter ended September 30, 2010 to $400,000 for the quarter ended September 30, 2011.  The Bank continued to provide loan loss reserves during the quarter to offset current period charge-offs and to provide for inherent loss exposure due to weakened general economic conditions such as depreciating collateral values, job losses and continued pressures on household budgets in the Bank’s market area.  The primary reasons for the decrease in the provision for loan losses for 2011 compared to the prior year were a decrease in net charge-offs from $354,000 for the quarter ended September 30, 2010 to $299,000 for the quarter ended September 30, 2011 and a decrease in nonaccrual loans from $7.5 million at September 30, 2010 to $6.6 million at September 30, 2011.

Noninterest income increased $54,000 for the quarter ended September 30, 2011 as compared to the same period in 2010.  Service charges on deposits and commission income increased $35,000 and $28,000, respectively, when comparing the two periods, which were partially offset by a decrease of $25,000 in gains on the sale of mortgage loans.

Noninterest expense increased $16,000 for the quarter ended September 30, 2011 compared to the quarter ended September 30, 2010.  Compensation and benefits increased $91,000 when comparing the two periods, while other operating expenses decreased by $54,000 for 2011 compared to 2010.  The increase in compensation and benefits was primarily due to normal salary increases and an increase in the cost of health insurance.  The decrease in other operating expenses was primarily due to a decrease in FDIC deposit insurance premiums.

For the nine months ended September 30, 2011, the Company reported net income of $2.9 million or $1.05 per diluted share, compared to net income of $2.9 million or $1.04 per diluted share for the same period in 2010.   During the nine months ended September 30, 2010, the Company received a pre-tax refund of disputed ATM charges of $278,000 paid in 2009.  If this refund, net of tax, is excluded from earnings for the nine months ended September 30, 2010, net income for the period would have been $2.7 million ($0.98 per share diluted).

Net interest income after provision for loan losses increased $263,000 for the nine months ended September 30, 2011 compared to the same period in 2010.  Interest income decreased $1.2 million when comparing the two periods, due to a decrease in the average tax-equivalent yield on interest-earning assets from 5.36% for 2010 to 5.09% for 2011, and a reduction in the average balance of interest-earning assets from $422.0 million for the nine months ended September 30, 2010 to $413.1 million for the same period in 2011.  Interest expense decreased $1.3 million as the average cost of interest-bearing liabilities decreased from 1.54% to 1.13% when comparing the same two periods.  The average balance of interest-bearing liabilities decreased from $369.3 million for the nine months ended September 30, 2010 to $348.4 million for the same period in 2011.  This resulted in an increase in the interest-rate spread from 3.82% for the nine months ended September 30, 2010 to 3.96 % for the same period in 2011.  The provision for loan losses decreased from $1.5 million for the nine months ended September 30, 2010 to $1.3 million for the same period in 2011.

Noninterest income increased $106,000 for the nine months ended September 30, 2011 as compared to the nine months ended September 30, 2010.  The increase was primarily due to a $128,000 increase in service charges on deposits as a result of increased ATM and debit card fee income.

Noninterest expense increased $354,000 for the nine months ended September 30, 2011 as compared to the same period in 2010, primarily due to an increase in data processing expenses of $349,000 primarily due to the receipt of the previously mentioned $278,000 refund of disputed ATM charges in the first quarter of 2010.

Total assets as of September 30, 2011 were $437.3 million compared to $452.4 million at December 31, 2010.  Securities available for sale increased $6.0 million during the nine months ended September 30, 2011, while net loans receivable and cash and cash equivalents decreased $9.1 million and $6.7 million, respectively.  Deposits decreased $15.9 million during the nine months ended September 30, 2011.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due and foreclosed real estate) totaled $8.8 million and $8.5 million at September 30, 2011 and December 31, 2010, respectively.  At September 30, 2011, troubled debt restructurings (TDRs) were $4.9 million, of which $3.4 million were classified as nonaccrual loans.  At December 31, 2010, TDRs were $3.9 million, all of which were classified as nonaccrual loans.  At September 30, 2011, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Bank, through its business arrangement with Lincoln Investments, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services.  You can also follow us now on Facebook.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
OPERATING DATA	2011	2010	2011	2010
(Dollars in thousands, except per share data)

Total interest income	$15,350	$16,545	$5,101	$5,483
Total interest expense	2,955	4,268	897	1,326
Net interest income	12,395	12,277	4,204	4,157
Provision for loan losses	1,325	1,470	400	590
Net interest income after provision for loan losses	11,070	10,807	3,804	3,567

Total non-interest income	2,952	2,846	1,074	1,020
Total non-interest expense	9,954	9,600	3,331	3,315
Income before income taxes	4,068	4,053	1,547	1,272
Income tax expense	1,128	1,144	451	359
Net income	$2,940	$2,909	$1,096	$913
Less net income attributable to the noncontrolling interest	10	10	3	3
Net income attributable to First Capital, Inc.	$2,930	$2,899	$1,093	$910

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$1.05	$1.04	$0.39	$0.33

Diluted	$1.05	$1.04	$0.39	$0.33

Weighted average common shares outstanding:
Basic	2,786,652	2,784,446	2,785,693	2,787,365

Diluted	2,786,652	2,785,834	2,785,693	2,787,365

OTHER FINANCIAL DATA

Cash dividends per share	$0.57	$0.55	$0.19	$0.19
Return on average assets (annualized)	0.88%	0.84%	1.00%	0.81%
Return on average equity (annualized)	7.98%	8.14%	8.75%	7.53%
Net interest margin	4.14%	4.01%	4.24%	4.17%
Interest rate spread	3.96%	3.82%	4.07%	3.98%
Net overhead expense as a percentage
of average assets (annualized)	2.99%	2.79%	3.03%	2.94%

	September 30,	December 31,
BALANCE SHEET INFORMATION	2011	2010
(Dollars in thousands)

Cash and cash equivalents	$14,838	$21,575
Investment securities	106,867	100,883
Gross loans	290,123	299,023
Allowance for loan losses	4,663	4,473
Earning assets	401,102	414,114
Total assets	437,290	452,378
Deposits	362,125	378,003
FHLB debt	13,350	15,729
Repurchase agreements	9,165	8,669
Stockholders' equity, net of noncontrolling interest	50,510	47,893
Non-performing assets:
Nonaccrual loans	6,649	7,541
Accruing loans past due 90 days	1,708	370
Foreclosed real estate	408	591
TDRs on accrual status	1,445	0
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	9.97%	9.32%
Tier I - risk based	15.68%	14.83%
Total risk-based	16.60%	15.54%